Exhibit 4.5

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT is entered into as of January 29, 2004 by and between Akamai Technologies, Inc., a Delaware corporation (the “Company”) and EquiServe Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated September 10, 2002 (the “Rights Agreement”);

     WHEREAS, the Rights (as defined in the WHEREAS clause at the beginning of the Rights Agreement) are still redeemable; and

     WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 1 pursuant to Section 27 of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

     1. Section 7(b) of the Rights Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

“The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $65.00 and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

     2. Section 21 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates pursuant to the Company’s termination of such relationship, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

     3. Section 26 of the Rights Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting therefor the following:

“Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Akamai Technologies, Inc.
Eight Cambridge Center
Cambridge, MA 02142
Attention: Chief Executive Officer

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Susan W. Murley, Esq.”

     4. Section 27 of the Rights Agreement is hereby amended by deleting such section in in its entirety and substituting therefor the following:

“Section 27. Supplements and Amendments. Except as provided in the penultimate sentence of this Section 27, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, except as provided in the penultimate sentence of this Section 27, the Company may, by approval of at least 75% of the members of the Board, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity or (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, provided that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Any supplement or amendment that the Rights Agent is required to sign pursuant to this Section 27 shall be effective upon execution by the Company (whether or not then executed by the Rights Agent or the certificate referred to in the immediately preceding sentence has been delivered). Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.”

     5. The Rights Agreement is hereby amended to insert the following section in its entirety:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Rights Agreement, intending that it be executed under seal, as of the date first written above.

AKAMAI TECHNOLOGIES, INC.		EQUISERVE TRUST COMPANY, N.A., AS RIGHTS AGENT

By:	/S/ PAUL SAGAN	By:	/s/ Paula Gill